Exhibit 10.1

AMENDMENT NO. 1 TO THE PODCASTONE, INC. 2022 EQUITY INCENTIVE PLAN

WHEREAS, the Board of Directors and stockholders of PodcastOne, Inc. (the “Company”) have previously adopted the PodcastOne, Inc. 2022 Equity Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 3(a) of the Plan, a total of two million (2,000,000) shares of the Company’s common stock, $0.00001 par value per share (the “Common Stock”), have been reserved for issuance under the Plan;

WHEREAS, the Company desires to increase the number of shares issuable under the Plan by two million (2,000,000) to four million (4,000,000) shares, including shares previously issued thereunder; and

WHEREAS, Section 19 of the Plan permits the Company to amend the Plan from time to time, subject to certain limitations specified therein.

NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan subject to, and effective as of the date of, the approval of stockholders of this Amendment No. 1 to the Plan:

1. Section 3(a) of the Plan shall be, and hereby is, amended to increase the aggregate number of shares of Common Stock issuable thereunder to four million (4,000,000) Shares, and Section 3(a) is hereby amended and restated in its entirety to read as follows:

“(a) Maximum Aggregate Number of Shares. Subject to the provisions of Section 14 hereof, the maximum aggregate number of Shares that may be awarded and sold under the Plan is Four Million (4,000,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.”

2. In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 to the Company’s 2022 Equity Incentive Plan as of April 8, 2026.

PODCASTONE, INC.

By:	/s/ Ryan Carhart
Name:	Ryan Carhart
Title:	Chief Financial Officer